EXHIBIT 10.3
[NAME] - Equity Award Notification
[DATE] Performance-Based Restricted Stock Unit (PRSU) Award
Target Grant Value: $[_____]
Number of Shares: Based on [DATE]

Award Type	Number of Shares
PRSUs	[_____]
Note: The terms of the [DATE] Annual Equity Award are in accordance with the terms and conditions of the Ralph Lauren Corporation 2019 Long-Term Incentive Plan as well as with the terms and conditions of executive’s employment agreement date [DATE]. These awards are contingent upon signing the PRSU Equity Agreement which will be presented for execution on [DATE].
Information concerning goals is strictly confidential
PRSUs:

•
Vest over a three‐year period in one‐third annual installments (tranches) beginning FY21 if the FY20 performance goal (ROIC of [__]%) is achieved and certified by the Compensation and Organizational Development Committee, and employment is continuous.

1